Exhibit 99.1
News Release

For Immediate Release	For Further Information Contact:
March 17, 2006	Mark Iskander
Acting Treasurer
(407) 822-2147
HUGHES SUPPLY, INC. ANNOUNCES RESULTS OF THE CONSENT
SOLICITATION FOR ITS 5.50% SENIOR NOTES DUE 2014; PRICING
OF ITS TENDER OFFER FOR PRIVATE NOTES
Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida
     Hughes Supply, Inc. today announced that it has received tenders and related consents from holders of all of its 5.50% Senior Notes due 2014 (the “Public Notes”) sufficient to amend the indenture governing such Notes. Hughes also announced the pricing of the offer consideration for its five series of private notes (the “Private Notes”). The tender offer remains contingent on the closing of the merger agreement between The Home Depot and Hughes Supply, Inc.
     As of the consent payment deadline at 5:00 p.m. (New York City time) on March 17, 2006, holders of all outstanding Public Notes had tendered their Notes and consented to the proposed amendments of the related indenture. As a result, Hughes Supply, Inc. has executed a supplemental indenture relating to the Public Notes that effectuates the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement dated February 28, 2006 for the Public Notes. These amendments will not become operative, however, unless and until the Public Notes tendered are accepted for payment pursuant to the terms of the tender offer.

     The consideration to be paid by Hughes Supply, Inc. on its tender offer for the Public Notes will be announced on March 29, 2006, unless the expiration time of the offer is extended.
     Hughes Supply, Inc. also announced that it has determined the consideration to be paid on its tender offer for its Private Notes. For each $1,000 original principal amount of the Private Notes accepted pursuant to the tender offer, Hughes will pay the consideration indicated in the table below, plus accrued interest to, but not including, the settlement date.

					Tender Offer
					Consideration Per
					$1,000 Original
	Amount	Fixed	Reference UST	Bloomberg	Principal Amount of
Security	Outstanding	Spread (bps)	Security	Page	Notes
Private Notes
8.42% Notes due 2007	$41,200,000	50	3.5% due 5/31/07	BBT4	$414.00
7.96% Notes due 2011	$51,332,400	50	4.375% due 11/15/08	BBT5	$558.98
7.14% Notes due 2012	$24,761,904	50	3.875% due 5/15/09	BBT5	$653.67
7.19% Notes due 2012	$40,000,000	50	3.875% due 5/15/09	BBT5	$1,057.33
6.74% Notes due 2013	$35,714,288	50	3.375% due 10/15/09	BBT5	$749.88
     The offer consideration for the Private Notes was calculated by Morgan Stanley & Co. Incorporated in the manner described in the Offer to Purchase and Consent Solicitation Statement dated February 28, 2006 for the Private Notes.
     The expiration time for the Public Notes and Private Notes tender offers is 8:00 a.m. (New York City time) on March 31, 2006. The offers are being conducted in connection with the previously announced definitive merger agreement that provides for the acquisition of Hughes Supply, Inc. by The Home Depot. The offers are subject to the satisfaction of certain conditions, including the consummation of the acquisition.
     Hughes Supply, Inc. has retained Morgan Stanley & Co. Incorporated to act as the Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. Morgan Stanley & Co. Incorporated can be contacted at 212-761-1457 (collect) and 800-624-1808 (toll-free).

     Copies of the Offer to Purchase and Consent Solicitation Statements may be obtained from D.F. King, the information agent for the Offers, at 212-269-5550 (for banks and brokers only) or 800-487-4870 (for all others toll-free).
     This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offers are only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statements that Hughes Supply, Inc. has distributed to holders of Notes.
About Hughes Supply, Inc.
     Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,700 associates and generated annual net sales of over $5.4 billion in its last fiscal year ended January 31, 2006. Hughes is a Fortune 500 company and was named the #3 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.
Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the ability of the Company and The Home Depot to satisfy the conditions to closing of the pending merger (including Company shareholder approval) and timing of the process; the effect on the Company’s business of the pending transaction, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel who may separate from the Company due to general attrition or due to additional uncertainties created by the pending merger, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

In connection with the proposed merger, Hughes Supply has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Hughes Supply at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from Hughes Supply by directing such request to Hughes Supply, Attention: Investor Relations, telephone: (407) 822-2139.
Hughes Supply and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Hughes Supply’s participants in the solicitation is set forth in Hughes Supply’s definitive proxy statement dated February 27, 2006, for its Special Meeting of Shareholders relating to the merger.